Exhibit 99.1

NITROMED, INC 125 SPRING STREET LEXINGTON, MA 02421 t. 781.266. 4000 f. 781.274.8080

www.nitromed.com

Kenneth M. Bate Named CEO of NitroMed

LEXINGTON, MA (January 22, 2007) – The board of directors of NitroMed, Inc. (NASDAQ:NTMD) elected Kenneth M. Bate, 56, to the role of President and Chief Executive Officer.  He succeeds Jerry Karabelas, Ph.D. who, since March, 2006 served as interim CEO, when Mr. Bate joined NitroMed as chief financial officer and chief operating officer.  Effective immediately, Mr. Bate also becomes a director.  Dr. Karabelas will continue to serve as chairman of NitroMed’s board.

 “Ken’s impressive record of achievement as a life sciences executive in a variety of roles at publicly traded companies, and as an advisor to the industry, serves NitroMed well. In a short period of time his leadership has catalyzed solid advances in the company’s operations,” said Dr. Karabelas.  “We look forward to continuing execution of the BiDil sales strategy and the development of an extended release version of BiDil under his steady hand,” he continued.

Mr. Bate most recently served as executive vice president at Millennium Pharmaceuticals where, through 2004, his duties included chief financial officer and head of commercial operations.  In 1999, he co-founded JSB Partners, an investment banking and transaction advisory firm focused on the biopharmaceutical industry.  He was a partner at JSB Partners until 2002.  From 1997 to 1999, Mr. Bate served as senior managing director and chief executive officer of MPM Capital, LP, a venture capital company. He was also an advisor to BB Bioventures, a venture capital fund.  Mr. Bate’s life sciences industry experience also includes six years at Biogen (now Biogen IDEC); from 1993 to 1996 as the company’s vice president of sales and marketing, and as chief financial officer from 1990 to 1993.

Currently a director of Cubist Pharmaceuticals, Inc. and Coley Pharmaceutical Group, Inc., he is a graduate of Williams College and The Wharton School of the University of Pennsylvania, where he earned an M.B.A.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding implementation of its revised sales and marketing strategy and its current development plans for an extended release formulation of BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing an extended release formulation of BiDil, including the Company’s ability to successfully contract for the development and manufacture of clinical and commercial quantities of an extended release formulation of BiDil on favorable terms, if at all; the

Company’s ability to implement and execute on its revised sales and marketing strategy including without limitation, the Company’s inability to achieve anticipated cost reductions, the Company’s ability to successfully market and sell BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize an extended release formulation of BiDil; patient, physician and third-party payer acceptance of BiDil and/or an extended release formulation of BiDil as a safe and effective therapeutic; the Company’s ability to obtain or maintain intellectual property protection and required licenses; and other important factors discussed in the Section titled “Risk Factors” in the Company’s  Quarterly Report on Form 10-Q for the period ended September 30, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane A. Kramer
P: 781.266.4220
C: 781.640.8499

For full prescribing information, visit: www.BiDil.com.
BiDil is a registered trademark of NitroMed, Inc.

Source: NitroMed, Inc.